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                                                                    EXHIBIT 99.1


[INTERVOICEBRITE LOGO]                                              NEWS RELEASE
FOR IMMEDIATE RELEASE


CONTACTS
InterVoice-Brite, Inc.
Rob-Roy J. Graham
Chief Financial Officer
(972) 454-8712

22-00


                       INTERVOICE-BRITE ANNOUNCES NEW CEO


DALLAS - JUNE 26, 2000-- The Board of Directors of InterVoice-Brite, Inc. has elected David W. Brandenburg as the Company's Chief Executive Officer. Mr. Brandenburg succeeds Daniel D. Hammond who will continue as the Chairman of the Board.

Mr. Brandenburg held the position of the Company's President and Chief Operating Officer from 1990 to 1994 during which the Company's sales and earnings more than tripled. He has twice served as a Director of the Company from 1990 to 1995 and from 1997 to present. Prior to re-joining the Company, Mr. Brandenburg was President of the Brandenburg Life Foundation and from 1997 to 1998 was president and Chief Executive Officer of Answersoft, Inc.

"I'm pleased to assume an operating role at InterVoice-Brite again," said Mr. Brandenburg. "My focus will be to help the Company regain its momentum capitalizing on its strong market presence and its leading-edge product portfolio. I'm also pleased that Dan Hammond, the architect of our products, will be able to focus more of his time on our product strategies."

"InterVoice-Brite is gaining a CEO with a solid reputation for performance," said Mr. Hammond. "I have no doubt that the Company and its shareholders will benefit significantly from David's leadership."

ABOUT INTERVOICE-BRITE

InterVoice-Brite is the world leader in call automation technology. An ISO 9001 certified company, InterVoice-Brite offers advanced solutions for interactive voice response systems, call center management, and speech recognition applications. The Company also offers a broad portfolio of enhanced network services including pre-paid calling services, advanced messaging, and intelligent network solutions. InterVoice-Brite is headquartered in Dallas, TX


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and has shipped more than 18,000 systems to over 70 countries worldwide. For more information about InterVoice-Brite and its solutions, visit http://www.intervoice-brite.com.